Exhibit 99.1

AMC ENTERTAINMENT INC. ANNOUNCES A CASH TENDER OFFER FOR ITS OUTSTANDING $600.0 MILLION 8.75% SENIOR NOTES DUE 2019

Leawood, Kansas — January 15, 2014 (BUSINESS WIRE) — AMC Entertainment Inc. (“AMC” or the “Company”) today announced that it is commencing a tender offer to purchase any and all of its outstanding $600.0 million in aggregate principal amount of its 8.75% Senior Notes due 2019 (the “Notes”) through a cash tender offer (the “Tender Offer”).

The Tender Offer will expire at 11:59 p.m. New York City time on February 12, 2014, (the “expiration date”).  Under the terms of the Tender Offer, holders of the Notes who validly tender and do not validly withdraw their Notes and consents prior to 5:00 p.m. New York City time on January 29, 2014, such time and date which may be extended, or the “consent date,” will receive the “total consideration,” which is equal to (i) $1,038.75 per $1,000 in principal amount of Notes validly tendered, or the “tender offer consideration,” plus (ii) $30.00 per $1,000 in principal amount of the Notes validly tendered, or the “consent payment.” Tendered Notes may be withdrawn and the related consents may be revoked at any time prior to 5:00 p.m., New York City time, on January 29, 2014, such time and date which may be extended, but not thereafter.

Offer Relates to Outstanding Aggregate Principal Amount	Security Description	Tender Offer Consideration(1)	Consent Payment(1)	Total Consideration(1)(2)
$600,000,000	8.75% Senior Notes due 2019	$1,038.75	$30.00	$1,068.75

(1) Per $1,000 principal amount of Notes validly tendered and accepted.

(2) Inclusive of the consent payment.

Holders of the Notes who validly tender their Notes after the consent date but on or before the expiration date will receive only the tender offer consideration.  In both cases, holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the Notes to, but not including, the applicable settlement date.

In connection with the Tender Offer, the Company is soliciting the consents of holders of the Notes to certain proposed amendments to the indenture governing the Notes (the “Consent Solicitation”).  The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default provisions of the indenture.

The obligation of the Company to purchase Notes under the Tender Offer and pay for consents is subject to certain conditions, including the receipt of net proceeds from an offering of debt securities in an amount sufficient, together with other available cash, to fund the purchase of any and all of the Notes validly tendered pursuant to the Tender Offer, to pay for consents pursuant to the Consent Solicitation, to pay all accrued interest on the Notes purchased and to pay all fees and expenses of the Tender Offer.  If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the Tender Offer or Consent Solicitation.  Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Company’s offer to purchase and consent solicitation, dated January 15, 2014.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security.  No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Requests for documents relating to the Tender Offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866)-807-2200 or (212) 430-3774.  Citigroup Global Markets Inc. will act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation. Questions regarding the Tender Offer and

Consent Solicitation may be directed to Citigroup Global Markets Inc.at (800) 558-3745 (U.S. toll-free) and (212) 723-6106 (New York).

About AMC Entertainment Inc.

AMC Theatres® delivers distinctive and affordable movie-going experiences at 343 theatres and 4,950 screens primarily in the United States. AMC has propelled a history of industry innovation and continues today by delivering comfort and convenience, enhanced food and beverage, guest engagement and loyalty, premium sight and sound and targeted programming to audiences in its theatres across the United States.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast”, “estimate”, “project”, “intend”, “expect”, “should”, “believe” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Media Contacts - AMC Entertainment Inc.:

Jessica Liddell

(203) 682-8200

Jessica.Liddell@icrinc.com

Investor Relations - AMC Entertainment Inc.:

Dan Foley

(866) 248-3872

InvestorRelations@amctheatres.com